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                                  EXHIBIT 99.1
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     FOR IMMEDIATE RELEASE            Media Contact:     Jim Brown
                                                         407-497-2789
                                      Investor Contact:  Arne Haak
                                                         407-251-3618

     AirTran Holdings, AirTran Airways Announce Irrevocable Funding Notice for Debt Refinancing; Reconfirm First-Quarter 2001 Earnings Estimates

     ORLANDO, Fla. (BUSINESS WIRE) April 3, 2001--AirTran Holdings, Inc. (AMEX:
AAI) and its wholly owned subsidiary, AirTran Airways, Inc., today announced that they have irrevocably notified Boeing Capital Services Corporation, an affiliate of The Boeing Company, that, on or before April 16, 2001, the airline holding company and its operating subsidiary will draw upon the $220 million financing commitment among AirTran Holdings, AirTran Airways, and Boeing Capital Services Corporation in an amount which, when combined with internally generated funds, will be sufficient to retire in full all principal and accrued interest relating to the $150 million of AirTran Holdings' 10 1/4% Senior Notes and the $80 million of AirTran Airways' 10 1/2% senior secured notes. Both series of notes mature on April 16, 2001.

     AirTran Holdings also today reconfirmed that it remains comfortable with First Call consensus estimates of 7 cents per diluted share in net earnings for the first quarter of 2001. The First Call estimate of 7 cents per share compares to net earnings of 4 cents per diluted share reported by AirTran Holdings for the first quarter of 2000.

     Systemwide, AirTran Airways operates 322 daily departures to 34 cities. Offering the convenience of easy, same concourse connections in Atlanta, AirTran Airways operates 142 daily departures from Hartsfield Atlanta International Airport, the world's busiest airport.

     AirTran Airways provides everyday, affordable air travel throughout the eastern United States and, unlike other airlines, never requires a roundtrip purchase or Saturday night stay. AirTran Airways is the launch customer for the Boeing 717, today's newest, most innovative and most environmentally friendly commercial aircraft. AirTran Airways is a subsidiary of AirTran Holdings, Inc. (AMEX:AAI).
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     For more information and reservations, visit AirTran Airways' website at
www.airtran.com (America Online Keyword: AirTran), call your travel agent or call AirTran Airways at 800-AIRTRAN (800-247-8726) or 770-994-8258 (in Atlanta).

          Editor's Note: Company revenue and earnings results are released quarterly. Statements regarding the Company's anticipated earnings, success of the Company's business model, continuous growth trends, strength of passenger demand and customers' response to our product are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company's ability to maintain current cost levels, commodity prices and actions by competitors, regulatory matters and general economic conditions. The Company disclaims any obligation to update or correct any of its forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the company's SEC filings, including but not limited to the company's report on Form 10-K for the year ended December 31, 2000. Copies of this filing may be obtained by contacting the Company or the SEC.
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